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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

CYAN INVESTMENTS LLC
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   (Last)                       (First)                   (Middle)

501 N.W. Grand Boulevard
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                                    (Street)

Oklahoma City                       Oklahoma                73118
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

3/26/03
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

35-2198875
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Pacer Technology (PTCH)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |x|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |_|  Form filed by One Reporting Person

     |x|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock                             139,600(1)                  I                    By member of 13(d) group
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Common Stock                             139,600(2)                  D
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Common Stock                             139,600(3)                  I                    By member of 13(d) group
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Common Stock                             599,295(4)                  D
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Common Stock                             599,295(5)                  I                    By LLC
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Common Stock                             599,295(6)                  I                    By LLC
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
(1)  CYAN  Investments  LLC is a member of a "group" for purposes of Section 13(d) of the Securities  Exchange Act of 1934.  Another
     member of the group  owns the  reported  securities  as of the date of the event  requiring  the  filing of this  report.  CYAN disclaims beneficial ownership of the reported securities.
(2)  As of the date of the event requiring the filing of this report, the reported shares are owned by Ellis T. Gravette,  Jr., who, together with CYAN Investments LLC and G. Jeffrey  Records,  Jr., is a member of a "group" for purposes of Section 13(d) of the
     Securities Exchange Act of 1934.
(3)  G. Jeffrey Records,  Jr. is a member of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. Another
     member of the group owns the reported  securities as of the date of the event requiring the filing of this report.  Mr. Records disclaims beneficial ownership of the reported securities.
(4)  The reported  securities are owned by CYAN Investments LLC, which is managed by Ellis T. Gravette,  Jr. and G. Jeffrey Records,
     Jr. CYAN Investments LLC, Ellis T. Gravette,  Jr. and G. Jeffrey Records,  Jr. are members of a "group" for purposes of Section
     13(d) of the Exchange Act.
(5)  Ellis T. Gravette,  Jr. is a manager of the LLC that owns the reported securities.  Mr. Gravette disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(6)  G. Jeffrey Records, Jr. is a manager of the LLC that owns the reported  securities.  Mr. Records disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

By:  Ellis T. Gravette, Jr., Manager
     ELLIS T. GRAVETTE, JR.                                    4/2/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                             JOINT FILER INFORMATION


Name:                               Ellis T. Gravette, Jr.

Address:                            2636 Caminito Tom Morris
                                    LaJolla, CA  92037

Designated Filer:                   Pacer Technology (PTCH)

Date of Event Requiring Statement:  03/26/03

                                         THEODORE M. ELAM
Signature:                          By:  Theodore M. Elam, Attorney-in-fact

                             JOINT FILER INFORMATION


Name:                               G. Jeffrey Records, Jr.

Address:                            P.O. Box 26750
                                    Oklahoma City, OK  73126

Designated Filer:                   CYAN Investments LLC

Issuer & Ticker Symbol:             Pacer Technology (PTCH)

Date of Event Requiring Statement:  03/26/03

                                         THEODORE M. ELAM
Signature:                          By:  Theodore M. Elam, Attorney-in-fact

                                POWER OF ATTORNEY

     The undersigned hereby constitutes and appoints Todd A. Dobson and Theodore
M. Elam, signing singly, the undersigned's true and lawful attorney-in-fact to:

     (1) execute for and on behalf of the undersigned, in the undersigned's capacity as a manager of CYAN Investments LLC, an Oklahoma limited liability company, and as a member of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 ("Exchange Act") that owns 10% or more of the issued and outstanding shares of Common Stock, no par value, of Pacer Technology, a California corporation (the "Company"), (a) Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, and (b) any Schedule 13D or amendments thereto in accordance with Section 13(d) of the Exchange Act and the rules thereunder;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary to desirable to complete and execute any such Form 3, 4, or 5 or Schedule 13D, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in fact's discretion.

     The undersigned hereby grants to each such attorney-in fact full power and authority do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or any other specific provision of the Exchange Act.

     This Power of Attorney shall remain in full force and effect; (a) with regard to Forms 3, 4 and 5, until the undersigned is no longer required to file Forms 3, 4, and 5, and, (b) with regard to Schedule 13D, until the undersigned is no longer required to file Schedule 13D or amendments thereto, both with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the 3rd day of April 2003.

                                       G. JEFFREY RECORDS, JR.
                                       G. Jeffrey Records, Jr.